Exhibit (4)(a)

FORM OF POLICY

Transamerica Life Insurance Company

[Cedar Rapids, Iowa]

Contact us at [4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499]

Telephone [(319) 355-8511]]

[www.transamerica.com]

READ YOUR POLICY CAREFULLY

This policy is a legal contract between the Owner and Transamerica Life Insurance Company issued in consideration of the payment of an initial premium. Transamerica Life Insurance Company is a Stock Company, hereafter called the Company, we, our or us.

Amounts withdrawn or Surrendered may be subject to Surrender benefits, or amounts available for annuitization, as applicable. The value held in the Separate Account may increase or decrease in value. Policy Value and benefits based on Separate Account assets are not guaranteed and will decrease and increase with investment experience.

We agree to provide annuity payments, to pay withdrawal benefits, and to pay Surrender benefits or to pay death proceeds in accordance with this policy, as applicable.

This policy may be applied for and issued to qualify as a tax-qualified annuity under applicable sections of the Internal Revenue Code.

RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice in Good Order to us or Your registered representative. You must return the policy to us before close of business on the 10th day after the day You receive it. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay You an amount equal to the sum of the Premium Payments paid less prior withdrawals, if any, plus or minus the accumulated gains or losses, if any, in the Separate Account on the date of the cancellation, unless otherwise required by law.

If this policy is a replacement of another annuity or life insurance policy, the Right to Cancel period is extended to 30 days.

Any questions or complaints pertaining to this policy may be directed to our Administrative Office. You may contact the [State Department of Insurance] at [XXX-XXX-XXXX].

Signed for us at our home office.

[Blake Bostwick]	[Jay Orlandi]
President	Secretary

Flexible Premium Deferred Variable Annuity

With Guaranteed Minimum Death Benefit

Income Payable At Annuity Commencement Date

Benefits Based On The Performance Of The Separate Account Are Variable

And Are Not Guaranteed As To Dollar Amount (See Sections 7 and 10)

Non-Participating

ICC19 TPVA11IC-0819	Page 1

TABLE OF CONTENTS

Definitions.	3
Policy Data Pages.	4
General Provisions.	5
Premium Payments.	8
Withdrawals.	9
Policy Value.	9
Separate Account.	10
Transfers.	11
Death Proceeds.	13
Income Options.	14
Income Option Tables.	18

ICC19 TPVA11IC-0819	Page 2

SECTION 1 – DEFINITIONS

Annuitant – The person on whose life any annuity payments involving life contingencies will be based.

Annuity Commencement Date – The date an income option has been selected, all necessary paperwork is in Good Order, and the Company has issued a supplementary contract. In no event can this date be later than the last day of the month following the month in which the Annuitant attains age 99. You may elect an Annuity Commencement Date at any time by giving the Company 30 days written notice. If You do not elect an Annuity Commencement Date prior to the last available Annuity Commencement Date, annuity payments will begin as outlined in Section 10.

Commissioner – The primary Insurance Regulator for the State in which this policy has been issued.

DCA Source Account – The Money Market Subaccount and/or other Subaccount(s) as identified by the Company which are permitted to be used in conjunction with Dollar Cost Averaging. Decedent – The deceased Annuitant or Owner.

Good Order – The receipt by the Company, at our Administrative Office, of all information, documentation, instructions and/or Premium Payment deemed necessary by the Company, in its sole discretion, to issue the policy or execute any transaction pursuant to the terms of the policy.

Investment Options – Any of the Subaccounts of the Separate Account.

IIPRC – The Interstate Insurance Product Regulation Commission.

Market Day – Any day and for so long as the New York Stock Exchange is open for business.

Owner – The person who may exercise all rights, privileges and benefits under the policy.

Payee – The person to whom annuity payments will be made.

Policy Anniversary – The anniversary of the Policy Date for each year the policy remains in force. If a certain date does not exist in a given month, the first day of the following month will be used.

Policy Date – The date, shown in Section 2 - Policy Data, on which this policy becomes effective.

Policy Value – The amount described in Section 6, which represents the value of Your Investment Options.

Policy Year – The 12-month period following the Policy Date shown in Section 2 - Policy Data. The first Policy Year starts on the Policy Date. Each subsequent Policy Year starts on the Policy Anniversary.

Premium Payment – An amount paid to us by or on behalf of an Owner, as consideration for the benefits provided under this policy.

Separate Account – The separate investment account(s) established by us, under the Investment Company Act of 1940, as amended (the “1940 Act”), to which Premium Payments under the policy may be allocated.

Subaccount – A division within the Separate Account, the assets of which are invested in a specified underlying fund portfolio.

Surrender – A full withdrawal of Policy Value and termination of this policy.

Valuation Period – The period of time from one determination of the value of each Subaccount to the next. Such determinations are made when the values of the assets and liabilities of each Subaccount are calculated. This is generally the close of business on each Market Day.

You, Your – The Owner of this policy. Unless otherwise specified, the Annuitant and the Owner shall be the same person. If a joint Owner is named, reference to “You” or “Your” in this policy will apply to both the Owner and any joint Owner. If the Owner is a trust and the trust allows any person(s) other than the trustee to exercise ownership rights under the policy, then such person(s) must be named as the Annuitant, as applicable. The Owner, while living, controls all rights and benefits under the policy.

ICC19 TPVA11IC-0819	Page 3

SECTION 2 – POLICY DATA

Policy Information

Policy Number:	[12345]

Policy Date:	[May 1, 2020]

Income Tax Status of the Policy:	[Non-Qualified]

Initial Premium Payment:	[$5,000.00]

Last Available Annuity Commencement Date:	[May 31, 2084]

Death Benefit Option:	[Policy Value]
Annuitant(s) Information

Annuitant(s):	[John Doe]

Primary Annuitant’s Issue Age/Sex:	[35 / Male]
Owner(s) Information

Owner(s):	[John Doe]

Primary Owner’s Issue Age/Sex:	[35 / Male]
Minimum Premium Payments

Minimum Initial Premium	Non-Qualified – [$5,000]

Payment:	Qualified – [$1,000]

Minimum Subsequent Premium Payment:	[$50]

Maximum Premium Payments (without prior Company Approval)

	[Issue Age [0-80]*]	[Issue Age [81+]*]

Total during the 1st Policy Year:	[$5,000,000]	[$500,000]

Total during each Policy Year After 1st Policy Anniversary:	Non-qualified – [$25,000] Qualified – [Lesser of $60,000 or IRS Contribution limit]	Non-qualified – [$25,000] Qualified –[Lesser of $60,000 or IRS Contribution limit]

Cumulative Maximum Premiums - Life of Policy:	[$5,000,000]	[$500,000]

[* Issue Age is the greater of the Owner(s)’ or Annuitant(s)’ age.]

ICC19 TSVA11IC-0819	Page 4(a)

SECTION 2 – POLICY DATA (continued)

Mortality and Expense Risk Fee and Administrative Charge

Before the Annuity Commencement Date**:	[0.27%]

After the Annuity Commencement Date**:	[0.27%]

Maximum Mortality and Expense Risk Fee and Administrative Charge allowed on this Policy:	[0.30%]

**	You will be notified of any change to your Mortality and Expense Risk Fee and Administrative Charge.

Service Charge

Service Charge at the Time of Issue:	[$25]

Maximum Annual Service Charge:	[$25]

The Company may waive some or all of Your Service Charge each year based on Your Policy Value or sum of Premium Payments made, minus all withdrawals, at the time a Service Charge is assessed.

1.	If Your Policy Value or sum of Premium Payments minus all withdrawals equals or exceeds:

[$25,000    = up to a $25 fee waiver]

Transfer Minimums and Charges Before the Annuity Commencement Date

Transfers Allowed Without Charges in any One Policy Year:	[Unlimited]

Charges After Allowable Transfers in any One Policy Year:	[$0]

Minimum Transfer Amount from a Subaccount:	[$500 or the entire Subaccount Policy Value, if less]

[The Company may waive some or all of Your transfer charges each year.]

Dollar Cost Averaging (DCA)

DCA Source Account Minimum:	[$3,000 for monthly / $2,000 for quarterly]

Minimum Amount of each Transfer:	[$500]

Minimum Time DCA can be Scheduled:	[6 months / 4 quarters]

Maximum Time DCA can be Scheduled:	[24 months / 8 quarters]

ICC19 TSVA11IC-0819	Page 4(b)

SECTION 2 – POLICY DATA (continued)

Initial Investment Options:
Subaccounts:
[DFA VA Global Bond Portfolio]	[Vanguard VIF Global Bond Index Portfolio]
[DFA VA International Small Portfolio]	[Vanguard VIF Growth Portfolio]
[DFA VA Short-Term Fixed Portfolio]	[Vanguard VIF High Yield Bond Portfolio]
[DFA VA U.S. Large Value Portfolio]	[Vanguard VIF International Portfolio]
[DFA VA U.S. Targeted Value Portfolio]	[Vanguard VIF Mid-Cap Index Portfolio]
[DFA VA Global Moderate Allocation Portfolio]	[Vanguard VIF Moderate Allocation Portfolio]
[DFA VA International Value Portfolio]	[Vanguard VIF Money Market Portfolio]
[DFA VA Equity Allocations Portfolio]	[Vanguard VIF Real Estate Index Portfolio]
[Vanguard VIF Balanced Portfolio]	[Vanguard VIF Short-Term Investment-Grade Portfolio]
[Vanguard VIF Capital Growth Portfolio]	[Vanguard VIF Total Bond Market Index Portfolio]
[Vanguard VIF Conservative Allocation Portfolio]	[Vanguard VIF Total International Stock Market Index]
[Vanguard VIF Diversified Value Portfolio]	[Portfolio]
[Vanguard VIF Equity Income Portfolio]	[Vanguard® VIF Total Stock Market Index Portfolio]
[Vanguard VIF Equity Index Portfolio]

ICC19 TSVA11IC-0819	Page 4(c)

SECTION 3 – GENERAL PROVISIONS

The Contract

The entire contract consists of this policy and any applications, endorsements or riders. If any portion of this policy or rider attached hereto shall be found to be invalid, unenforceable or illegal, the remainder shall not in any way be affected or impaired thereby, but shall have the same force and effect as if the invalid, unenforceable or illegal portion had not been inserted.

Modification of Policy

No change in this policy is valid unless made in writing by us and approved by one of our authorized officers. We may pay You more than Your then current Policy Value for Your voluntary participation in certain promotional offerings. We will notify You of the terms of any such programs.

Tax Qualification and Change of Law

This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy, retroactively or prospectively, to reflect any amendment or clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. Any such amendment will be filed with and approved by the appropriate regulatory authorities prior to use. We will send You a copy in the event of any such amendment. If You refuse such an amendment, You must provide written notice to us, and Your refusal may result in adverse tax consequences. We reserve the right to amend this policy and any attached riders or endorsements as necessary to comply with specific direction provided through change of law, rule, regulation, bulletin, regulatory directives or agreements.

Non-Participating

This policy will not share in our profits.

Form Approval

This policy is approved under the authority of the IIPRC and issued under the IIPRC standards. Any provision of this policy that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date.

Age or Sex Corrections

We may require proof of the Annuitant’s or Owner’s age and/or sex before any payments associated with the death benefit or any rider(s) attached to this policy are made. If the age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit and/or rider benefit proceeds on the Annuitant’s or Owner’s correct age and/or sex. If required by law to ignore differences in the sex of the Annuitant, the annuity payments will be determined using the unisex factors in Section 11.

We may require proof of the Annuitant’s age and/or sex before starting annuity payments. If the age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable based upon the Annuitant’s correct age and/or sex, if applicable. Any underpayment made by us will be paid with the next payment. Any overpayment by us will be deducted from future payments. Any underpayment or overpayment will include annual interest at a rate of 1% per year, from the date of the underpayment or overpayment to the date of the adjustment.

Incontestability

This policy shall be incontestable from the Policy Date, except in instances involving fraud at the time of application, when permitted by the applicable law in the state in which this policy has been issued.

Involuntary Cashout

If at any time Your Adjusted Policy Value is below $2,000, and there have been no Premium Payments made to the policy within the last two Policy Years, we reserve the right to terminate the policy and pay the Policy Value.

Evidence of Survival

We have the right to reasonably require satisfactory evidence that a person is alive if a payment is based on that person being alive.

ICC19 TPVA11IC-0819	Page 5

Rights of Owner

The Owner may, while the Annuitant is living:

a.	Assign this policy;

b.	Surrender the policy to us;

c.	Amend or modify the policy with our consent;

d.	Receive annuity payments or name a Payee to receive the payments; and

e.	Exercise, receive and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee or irrevocable beneficiary, and of the spouse in a community or marital property state. Unless we have been notified of a community or marital property interest in this policy, we will rely on our good faith belief that no such interest exists and will assume no responsibility for inquiry.

Change of Ownership

In the case of a non-tax-qualified annuity, You can change the Owner of this policy from Yourself to a new Owner. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any Owner change made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification. No change will apply to any payment we made before the written notice was received.

We may require that the change be endorsed in the policy. Changing the Owner does not change the beneficiary or the Annuitant. A change of Ownership may result in adverse tax consequences. A change in Ownership due to death is outlined further in Section 9.

Assignment

In the case of a non-tax-qualified annuity, this policy may be assigned. You must send written notification, to our Administrative Office, which contains all necessary information to make the change. Any assignment made, unless otherwise specified by the Owner, shall take effect on the date the notification is signed by the Owner, when received in Good Order, subject to any payments made or actions taken by us prior to receipt of the notification.

We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment. Assignment does not change the benefit or amount of the policy.

This policy may be applied for and issued to qualify as a tax-qualified annuity under certain sections of the Internal Revenue Code (IRC). Ownership of this policy is then restricted so it will comply with provisions of the IRC.

Assignment of this policy may result in adverse tax consequences.

Beneficiary

Amounts payable upon death in accordance with Section 9, may be payable to the designated beneficiary or beneficiaries. Such beneficiary(ies) must be named and may be changed without beneficiary consent (unless irrevocably designated or required by law) by notifying us in writing, on a form acceptable to us. Unless otherwise specified by You, the change will take effect upon the date You sign it, whether or not You are living when we receive it, subject to any payments made or actions taken by the Company prior to receipt of this notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the Decedent’s date of death. Your most recent beneficiary change notice will replace any prior beneficiary designations. No change will apply to any payment we made before the written notice was received by us. If an irrevocable beneficiary dies, You may designate a new beneficiary.

You may elect the method of payment for each named beneficiary, subject to our then current rules, prior to the date of death of the Decedent. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment as described in Section 9.

If there is more than one beneficiary at any level (primary or contingent), and You failed to specify their interest, they will share equally.

ICC19 TPVA11IC-0819	Page 6

a.	General Distribution Rules

Unless You have provided other specific instructions to us, amounts payable upon death will be paid in accordance with Section 9 and as outlined below:

1.	If there is a surviving Owner(s) at the time of Decedent’s death, payment will be made to the surviving Owner(s);

2.	If a primary beneficiary is alive at the time of Decedent’s death, payment will be made to the primary beneficiary;

3.

If a primary beneficiary dies before the Decedent and there are additional living primary beneficiaries, the deceased primary beneficiary’s interest will be shared proportionately with all living primary beneficiaries;

4.	When all primary beneficiaries die before the Decedent’s death, payment will be made to the living contingent beneficiary(ies), if any;

5.

If a contingent beneficiary dies before the Decedent and there are additional living contingent beneficiaries, the deceased contingent beneficiary’s interest will be shared proportionately with all living contingent beneficiaries;

6.	In the event no primary or contingent beneficiaries have been named and/or all have died before the Decedent, the Owner’s estate will become the beneficiary;

7.	If a primary or contingent beneficiary dies after the Decedent’s death, but prior to death proceeds being payable to the beneficiary, payment will be made to the beneficiary’s estate.

b.	Other Specific Instructions

You may provide specific instructions to the Company which direct that upon the death of a beneficiary, that their interest pass to a specific contingent beneficiary(ies) or per stirpes.

1.

Per Stirpes: If You provide instructions that a specific primary or contingent beneficiary’s share be passed per stirpes, we will pay that beneficiary’s share to their identifiable lineal descendants who are living at the time of Decedent’s death.

2.

Specific Contingent: If You provide instructions that a specific primary or contingent beneficiary’s share be passed to a specified contingent beneficiary(ies), we will pay that specific beneficiary’s share to those identifiable specific contingent beneficiaries who are living (or in existence) at the time of Decedent’s death.

A deceased beneficiary’s share will be distributed as outlined under General Distributions Rules above.

Protection of Proceeds

Unless You so direct by providing written notice to us, no beneficiary may assign any payments under this policy before the same are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

Deferment

Payment of any amount due from the Separate Account for a Surrender, withdrawal or death proceeds will generally occur within seven days from the date we receive in Good Order all required information. We may defer payments or transfers from the Separate Account if:

a.	The New York Stock Exchange is closed other than for usual weekends or holidays or trading on the Exchange is otherwise restricted;

b.	An emergency exists as defined by the Securities and Exchange Commission (SEC) or the SEC requires that trading be restricted; or

c.	The SEC permits a delay for the protection of Owners.

Death Proceeds – Interest will be paid on lump sum payments of death proceeds from the eighth day following the date we receive due proof of death in Good Order, unless a different payment procedure is required by law. We will determine any additional interest based on the rate(s) applicable to the policy for funds left on deposit.

If the Company does not distribute the death benefit payment within thirty (30) calendar days of the latest of the dates specified in items 1, 2, and 3 below, then beginning on the thirty-first calendar day from the latest of the dates specified in items 1, 2, and 3 below until the date the claim is paid, the death benefit will accrue additional interest at a rate of 10% annually.

1.	The date the Company receives Due Proof of death;

2.	The date the Company receives sufficient information to determine liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.

The date that legal impediments to payment of proceeds that depend on the action of parties other than the Company are resolved and sufficient evidence of the same is provided to the Company. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) appointment and qualification of trustees, executors and administrators; and (c) submission of information required to satisfy state and federal reporting requirements.

ICC19 TPVA11IC-0819	Page 7

If we delay payment of any transactions as noted above, we will disclose to You the specified date on which the above transactions will be effective, the reason for the delay and the value of the transfer as of the date the request is received by the Company.

Reports to Owner

We will give You a report at least once each Policy Year, and may provide it more often. This report will show the start date and end date for the current period and include the following information:

a.	The amounts credited or debited to the Policy Value during the current report period;

b.	The Policy Value at start and end date of the current report period;

c.	The number and value of the accumulation units held in each Separate Account;

d.	The death benefit at the end of the current report period;

Unless you have elected electronic delivery, if available, a report as described above will be mailed to Your last known address as shown in our records. The information provided will be as of a date not more than four months prior to the date of the mailing. We will provide copies of the report to You upon request at no additional cost.

SECTION 4 – PREMIUM PAYMENTS

Payment of Premiums

Premium Payments may be made any time while this policy is in force and prior to the Annuity Commencement Date, subject to the minimums and maximums as specified in Section 2 – Policy Data.

Premium Payment Date

The Premium Payment date is the date the Premium Payment is credited to the policy. The initial Premium Payment will be credited to the policy within two Market Days after the Market Day we receive it and Your complete policy information in Good Order. Subsequent Premium Payments will be credited to the policy as of the Market Day the Premium Payment and required information are received in Good Order.

Allocation of Premium Payments

Premium Payments may be applied to various Investment Options, which we make available. For the initial Premium Payment, You must indicate what percentage to allocate to various Investment Options. For additional Premium Payments, allocations will be what is currently indicated by You. Each percentage may be either zero or any whole number; however, the allocation among all Investment Options must total 100%.

Change of Allocation

You may change allocations for additional Premium Payments by providing us instructions. The allocation change will apply to Premium Payments received on or after the date we receive the allocation change in Good Order. We will allocate subsequent Premium Payments the same way, unless You request a different allocation.

Premium Taxes

Your state may impose premium taxes on the Premium Payments You make. We currently do not deduct for these taxes at the time You make a Premium Payment unless required by the applicable state law. Generally, we will deduct the total amount of premium taxes, if any, from the Policy Value when You begin receiving annuity payments, You Surrender the policy, or death proceeds are paid.

ICC19 TPVA11IC-0819	Page 8

SECTION 5 –WITHDRAWALS

Withdrawals and Surrenders

You may, on or before the Annuity Commencement Date, withdraw all (Surrender) or a portion (withdrawal) of the amount available under this policy, provided we receive Your request, in Good Order, while this policy is in effect and before the Annuity Commencement Date. The minimum withdrawal is $500, with the exception of systematic payouts and required minimum distributions.

You may specify that the withdrawal be taken from one or more specific Investment Options or pro rata from all Investment Options. If You do not specify the Investment Option from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the value in each Investment Option.

Withdrawals will reduce the amount of the death proceeds. Withdrawals and Surrenders will normally be effective as of the end of the Market Day the request is received in Good Order.

Systematic Payout Option

A Systematic Payout Option (SPO) is a series of pre-scheduled withdrawals. Beginning in the first Policy Year, a SPO is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO is made, each such payout must be at least $40. Monthly and quarterly SPO’s must be sent through electronic funds transfer directly to a checking, savings or other similar financial account. You may stop SPO payouts at any time with a 30 day written notice sent to our Administrative Office.

Required Minimum Distribution

For tax-qualified plans and policies, withdrawals taken to satisfy required minimum distribution requirements under Section 401(a)(9) of the Internal Revenue Code (IRC) are available and are based solely on this policy.

Minimum Values

Benefits available under this policy, including any paid up annuity values or death benefits, are not less than the minimum benefits required by section 7B and 7G of the Model Variable Annuity Regulation, model # 250 or successor models. Minimum benefits will be increased to reflect any guaranteed additional amounts credited to the policy and will be decreased by prior withdrawals.

SECTION 6 – POLICY VALUE

Policy Value

On or before the Annuity Commencement Date, the Policy Value is equal to Your:

a.	Premium Payment(s); minus

b.	Withdrawals; plus

c.	Accumulated gains in the Separate Account; minus

d.	Accumulated losses in the Separate Account; minus

e.	Service Charges, rider fees, premium taxes and transfer fees, if any.

Any accumulated gains or losses reflect the deduction of the Mortality and Expense Risk Fee and Administrative Charge.

Service Charge

On each Policy Anniversary prior to the Annuity Commencement Date and at the time of Surrender, we may deduct an annual Service Charge as set forth in Section 2 - Policy Data. The Service Charge will be deducted from each Investment Option in proportion to the portion of Policy Value (prior to such charge) in each Investment Option. In no event will the Service Charge exceed 2% of the Policy Value or the maximum, as shown in Section 2 - Policy Data, on the Policy Anniversary or at the time of Surrender.

ICC19 TPVA11IC-0819	Page 9

SECTION 7 – SEPARATE ACCOUNT

Separate Account

We have established and will maintain one or more Separate Account(s), under the laws of the state of Iowa and the 1940 Act, as amended. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are put in the Separate Account for this policy, as well as for other variable annuity policies. Any Separate Account may invest assets in shares of one or more mutual fund portfolio(s). Shares of underlying mutual fund portfolios are purchased, redeemed and valued on behalf of the Separate Account.

The Separate Account is divided into Subaccounts. Each Subaccount invests exclusively in shares of one of the portfolios of an underlying fund. We reserve the right to add or remove any Subaccount of the Separate Account.

The assets of the Separate Account are our property. These assets will equal or exceed the reserves and other contract liabilities of the Separate Account. These assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, subject to regulations governing the Separate Account, to transfer assets of a Subaccount, in excess of the reserves and other contract liabilities with respect to that Subaccount, to another Subaccount or to our General Account.

We will determine the value of the assets of the Separate Account in accordance with the Valuation Period, which we establish in good faith. In order to determine the value of an asset on a day that is not a Market Day, the Company will use the value of that asset as of the end of the next Market Day on which trading takes place. In order to determine the year end value of an asset when the last day of the year is not a Market Day, the Company will use the value of that asset as of the end of the previous Market Day on which trading took place.

We also reserve the right, subject to applicable regulatory approvals, to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term “Separate Account”, as used in the policy shall then mean the Separate Account to which the assets are transferred.

We also reserve the right, subject to applicable regulatory approvals to:

a.	Deregister the Separate Account under the 1940 Act;

b.	Manage the Separate Account under the direction of a committee at any time;

c.	Restrict or eliminate any voting rights of policy Owners or other persons who have voting rights as to the Separate Account;

d.	Combine the Separate Account with one or more Separate Accounts;

e.	Create new Separate Accounts;

f.	Add new Subaccounts to or remove existing Subaccounts from the Separate Account, or combine Subaccounts; and

g.	Add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing mutual fund.

The net asset value of an underlying mutual fund portfolio is the per-share value calculated by the mutual fund. The net asset value is computed by adding the value of the underlying mutual fund portfolio’s investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net asset values of underlying mutual fund portfolios reflect investment advisory fees and other expenses incurred in managing a mutual fund.

Change in Investment Objective or Policy of the Separate Account

If required by law or regulation, an investment policy of the Separate Account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

Charges and Deductions

The Mortality and Expense Risk Fee and the Administrative Charge are each deducted, both before and after the Annuity Commencement Date, to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy. Expenses and mortality results will not adversely affect the dollar amounts of variable benefits or other variable contractual payments or values. The current Mortality and Expense Risk Fee and Administrative Charge may change in the future, but it will never be greater than the maximum, both of which are specified in Section 2 - Policy Data. You will be notified in advance of any change to Your current Mortality and Expense Risk Fee and the Administrative Charge.

ICC19 TPVA11IC-0819	Page 10

Accumulation Units

The Policy Value in the Separate Account before the Annuity Commencement Date is represented by accumulation units. The dollar value of accumulation units for each Subaccount will change from Market Day to Market Day reflecting the investment experience of the Subaccount.

Premium Payments allocated to and any amounts transferred to the Subaccounts will be applied to provide accumulation units in those Subaccounts. The number of accumulation units purchased in a Subaccount will be determined by dividing the amount allocated to or transferred to that Subaccount by the value of an accumulation unit for that Subaccount on the Premium Payment or transfer date. The number of accumulation units withdrawn or transferred from the Subaccounts will be determined by dividing the amount withdrawn or transferred by the value of an accumulation unit for that Subaccount on the withdrawal or transfer date.

The value of an accumulation unit on any Market Day is determined by multiplying the value of that unit at the end of the immediately preceding Valuation Period by the net investment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

(b)	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

(c)

Is a factor representing the Mortality and Expense Risk Fee and Administrative Charge before the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2 - Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Since the net investment factor may be greater than, less than, or equal to one, the accumulation unit value may increase, decrease or remain unchanged.

SECTION 8 – TRANSFERS

A.	TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE

Prior to the Annuity Commencement Date, You may transfer the value of the accumulation units from one Investment Option to another within certain limitations.

Transfers of Policy Value from the Separate Account are subject to Transfer Minimum and Charges, if any, as set forth in Section 2 - Policy Data. If the remaining Subaccount Policy Value is less than the Transfer Minimums, as shown in Section 2 - Policy Data, we reserve the right to include that amount as part of the transfer. Transfers among multiple Investment Options will be treated as one transfer in determining the number of transfers that have occurred.

If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

The policy was not designed for the use of market timers or frequent or disruptive traders. Such transfers may be harmful to the underlying fund portfolios and increase transaction costs. We have developed policies and procedures with respect to market timing and disruptive trading (which vary for certain Subaccounts at the request of the corresponding underlying fund portfolios).

ICC19 TPVA11IC-0819	Page 11

We employ various means in an attempt to detect market timing and disruptive trading. However, despite our monitoring, we may not be able to detect nor halt all harmful trading. If we determine You are engaged in market timing or disruptive trading, we may take one or more actions in an attempt to halt such trading. Your ability to make transfers is subject to modification or restriction if we determine, in our sole discretion, that Your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Owners (or others having an interest in the variable insurance products). Transfer restrictions may take the form of loss of expedited transfer privilege. We consider transfers by telephone, fax, overnight mail, or the Internet to be “expedited” transfers. This means that we would accept only an original signature transmitted to us only by U.S. mail. We may also restrict the transfer privileges of others acting on Your behalf, including Your registered representative or an asset allocation or investment advisory service.

We reserve the right to reject any Premium Payments or transfer requests from any person without prior notice, if, in our judgment:

1.	The payment or transfer, or series of transfers, would have a negative impact on an underlying fund portfolio’s operations; or

2.	An underlying fund portfolio would reject or has rejected our purchase order or has instructed us not to allow that purchase or transfer; or

3.	The requested transfer would violate our policies and procedures with respect to market timing and disruptive trading.

Dollar Cost Averaging

Prior to the Annuity Commencement Date, You may enroll in Dollar Cost Averaging (DCA) by instructing us to automatically make periodic transfers of Policy Value from a DCA Source Account without waiting for further instructions from You. A DCA program will begin once we have received, in Good Order, all necessary information and the minimum required amount.

You must provide us with the following information to initiate DCA:

1.

The date on which the transfers are to begin. If the date chosen is the 29th, 30th, or 31st of the month, the first day of the following month will be used. If the DCA start date has passed before the money is received or before all DCA information is received in Good Order, the DCA will start the next month or next quarter. If no date is provided the DCA will commence on the day after the Policy Date or DCA request;

2.	The DCA Source Account from which the transfers are to be made. To begin dollar cost averaging, the value of the DCA Source Account is subject to minimums as described in Section 2 - Policy Data;

3.	The amount and frequency of the transfers. You may choose monthly or quarterly transfers. The amount of each transfer is subject to minimums as described in Section 2 - Policy Data; and

4.

The Investment Option(s) to receive the transferred amounts. You may choose one or more Investment Options. If You select more than one Investment Option, Your request must specify how the transferred amounts are to be allocated among these Investments Options and cannot include Your DCA Source Account.

Transfers must be scheduled for a minimum or maximum length of time as specified in Section 2 - Policy Data. DCA results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the DCA program will result in higher Policy Values or will otherwise be successful.

Asset Rebalancing

Prior to the Annuity Commencement Date, You may instruct us to automatically transfer amounts among the Subaccounts of the Separate Account on a regular basis to maintain a desired allocation of the Policy Value among the various Subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual, or annual basis, beginning on a date selected by You. You must select the percentage of the Policy Value desired in each of the various Subaccounts offered. Any amounts in the DCA Source Account are ignored for the purposes of Asset Rebalancing. Rebalancing can be started, stopped or changed at any time. Rebalancing will cease as soon as we receive a request for any transfer.

B. TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE

After the Annuity Commencement Date, You may transfer the value of the variable annuity units from one Subaccount to another within the Separate Account. If You want to transfer the value of the variable units You must provide written notification with the following information provided:

1.	The Investment Option from which the transfer is to be made;

2.	The amount of the transfer; and

3.	The Investment Option(s) to receive the transferred amount.

The minimum amount which may be transferred is the lesser of the variable annuity units that produce $10 monthly income or the variable annuity units that produce the entire monthly income of the variable annuity units in the Subaccount from which the transfer is being made. If the monthly income of the remaining units in a Subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer. We reserve the right to limit transfers between the Subaccounts to once per Policy Year.

ICC19 TPVA11IC-0819	Page 12

SECTION 9 - DEATH PROCEEDS

A.	DEATH PRIOR TO THE ANNUITY COMMENCEMENT DATE

The amount payable upon death will be determined based on whether the Decedent is an Owner or the Annuitant. It will be made payable upon receipt, in Good Order, of satisfactory proof of death, written directions from each eligible recipient regarding how they wish to receive the amount payable, and any other documents, forms and information that we need (collectively referred to as “due proof of death”). You must provide due proof of death to us in Good Order. We reserve the right to independently verify the status of any life relevant to the policy, including verifying when or if the Owner(s) or Annuitant has died.

If the Decedent is an Owner, the amount payable will be equal to the Policy Value. If the Decedent is the Annuitant, including an Annuitant who is also an Owner, the amount payable will be the greater of:

1.	The Policy Value on the date we receive due proof of death and an election of method of payment;

2.

The Guaranteed Minimum Death Benefit (GMDB), if any, on the date of death, plus any additional Premium Payments received, less any withdrawals from the date of death to the date of payment of death proceeds.

Guaranteed Minimum Death Benefit

If elected, the GMDB will establish a minimum death benefit payable under the policy. Your election, if any, is shown in Section 2 - Policy Data. You may not change Your election after the policy is issued.

If a death benefit is payable and the policy is continued as provided in 1 or 2 under Method of Payment, an amount equal to the excess, if any, of the Guaranteed Minimum Death Benefit over the Policy Value will then be added to the Policy Value. This is a one-time only Policy Value adjustment applied at the time the policy is continued.

Death of Annuitant Prior To The Annuity Commencement Date

A death benefit will be payable if the Annuitant dies prior to the Annuity Commencement Date.

1.	Non-Natural Owner(s)

For purposes of determining who receives the death benefit for a policy owned by a non-natural Owner, we will apply the rules for Individual Owner(s) as provided below in 2(a) or (b).

2.	Individual Owner(s)
(a)	Surviving Owner

If there is a surviving Owner(s) when the Annuitant dies, the surviving Owner(s) will receive the death benefit (i.e., the surviving Owner(s) takes the place of any beneficiary designation).

(b)	No surviving Owner

If there is no surviving Owner, the death benefit is payable to the named beneficiary(ies). If no beneficiary(ies) are named, the death benefit will be payable to the Owner’s estate.

Death of Owner Prior To The Annuity Commencement Date

If the Owner is not the Annuitant and the Owner dies before the Annuitant, an amount equal to the Policy Value, as of the date we receive due proof of death, will be payable.

If You are not also the Annuitant and in the event of simultaneous deaths of both You and the Annuitant, the death proceeds will be calculated under the Death of Annuitant provisions.

1.	Non-Natural Owner(s)

If the policy is owned by a trust using the grantor’s social security number as its taxpayer identification number, the death of the grantor will be treated as the death of the Owner.

If there is a change in the Annuitant, such change will be treated as the death of the non-natural Owner and we will pay an amount equal to the Policy Value as of the day we receive, in Good Order, the request to change the Annuitant.

ICC19 TPVA11IC-0819	Page13

2.	Individual Owner(s)

If You die while the Annuitant is living, the Policy Value will be payable to the first among the following who is living or in existence:

(a)	The surviving Owner(s);

(b)	Primary beneficiary(ies);

(c)	Contingent beneficiary(ies); or

(d)	Deceased Owner’s estate.

3.	Joint Owner(s)

If there is a joint Owner, the Policy Value will be payable upon the death of the first Owner, unless the surviving joint Owner is the spouse.

Method of Payment

The Owner(s) may elect the method of payment of death proceeds for each named beneficiary, subject to our then current rules, prior to the date of the applicable Annuitant’s death. When no such election is made as to a specific beneficiary, such beneficiary must elect the method of payment.

1.	Non-Spouse Beneficiary

The amount payable must be distributed by:

(a)	the end of 5 years after the date of Decedent’s death; or

(b)

payments must begin no later than one year after the date of Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

If the beneficiary is not a natural person, the death proceeds must be distributed by the end of 5 years after the date of Decedent’s death.

2.	Spousal Beneficiary

A spouse, who is the sole beneficiary or surviving Owner, may elect to continue this policy as Owner rather than receiving the amount payable. The spousal continuation election is only available once.

If the surviving spouse does not elect to continue the policy, the amount payable must be distributed by the end of 5 years after the date of the Decedent’s death, or payments must begin no later than one year after the Decedent’s death and must be made for a period certain or for the beneficiary’s lifetime, so long as the period certain does not exceed the beneficiary’s life expectancy.

B.	DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE

In the event of a death after the Annuity Commencement Date, the amount payable will depend on the income option selected. If any Owner dies on or after the Annuity Commencement Date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed at least as rapidly as under the method of distribution being used as of the date of that death.

C.	ADDITIONAL TAX INFORMATION

In any event, the death proceeds will be paid in accordance with Section 72(s) of the IRC. For purposes of applying the non-natural Owner death rules of Section 72(s)(6), we will apply the Annuitant death rules set forth earlier in this section.

These distribution rules do not apply to an annuity provided under a plan described in Section 401(a), 403(a), 403(b), 408 or 408A of the IRC or to an annuity that is a qualified funding asset as defined in Section 130(d) of the IRC.

SECTION 10 – INCOME OPTIONS

A.	GENERAL PAYMENT PROVISIONS Payment

You may use the Policy Value on the Annuity Commencement Date to elect one or more income options. If the policy is in force on the last available Annuity Commencement Date, we will use the Policy Value to make annuity payments to the Payee under Variable Income Option 2-V(b), with 10 years certain, or if elected, under one or more of the other options described in this section, or any other method of payment if we agree. However, the option(s) elected must provide for lifetime income or income for a period of at least 120 months. Payments will be made at monthly, quarterly, semi-annual or annual intervals. We reserve the right to avoid making payments of less than $20.00.

ICC19 TPVA11IC-0819	Page 14

Before the Annuity Commencement Date, if the death proceeds become payable or if You Surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be placed under one or more of the options described in this section.

Adjusted Age

Payments under Options 2 and 4 and the first payment under Options 2-V and 4-V are determined based on the adjusted age of the Annuitant. The adjusted age is the Annuitant’s actual age on the Annuitant’s nearest birthday, at the Annuity Commencement Date, adjusted as follows:

Annuity Commencement Date	Adjusted Age
Before 2025	Actual Age
2025 - 2032	Actual Age minus 1
2033 - 2040	Actual Age minus 2
2041 - 2048	Actual Age minus 3
2049 - 2055	Actual Age minus 4
After 2055	Determined by us

Election of Optional Method of Payment

You may elect, in a manner acceptable to us, income options that may be either variable, fixed, or a combination of both. If You elect a combination, You must also tell us what part of the policy proceeds on the Annuity Commencement Date is to be applied to provide each type of payment. You must also specify which Subaccounts to allocate policy proceeds. The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable income option will reflect the investment performance of the selected Subaccount of the Separate Account.

Qualified Plans and Policies

Certain income options may not be available or may be limited for qualified plans and qualified policies in order to ensure compliance with the IRC.

Proof of Age

We may require proof of the age of any person who has an annuity purchased under Options 2, 2-V, 4 and 4-V of this section before we make the first payment.

Minimum Proceeds

If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Supplementary Contract

Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected option. The contract will name the Payee(s) and will describe the payment schedule.

B.	FIXED INCOME OPTIONS

Guaranteed	Income Options

The fixed income option is determined by multiplying each $1,000 of policy proceeds allocated to a fixed income option by the amounts shown in Section 11 for the option You select. Options 1 and 3 are based on a guaranteed interest rate of 0.25%. Options 2 and 4 are based on a guaranteed interest rate of 0.25% and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G. The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

Option 1 – Income for a Specified Period

We will make level payments only for the fixed period You choose. Payments should not exceed the Annuitant’s life expectancy. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary. No funds will remain at the end of the specified period.

Option 2 – Life Income

You may choose between:

a.	Life Only – We will make level payments only during the Annuitant’s lifetime;* or

b.	Life 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

ICC19 TPVA11IC-0819	Page 15

2.	10 years. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary; or

c.	Guaranteed Return of policy proceeds – We will make level payments for the longer of:

1.	The Annuitant’s lifetime; or

2.	Until the total dollar amount of payments made to You equals the amount applied to this option.

*	Option 2(a) is not available for adjusted ages greater than 85.

Option 3 – Income of a Specified Amount

Payments are made for any specified amount until the amount applied to this option, with interest, is exhausted. Payments should not exceed the Annuitant’s life expectancy. This will be a series of level payments followed by a smaller final payment. In the event of the death of the person receiving payments prior to the time policy proceeds with interest are exhausted, payments will be continued to that person’s beneficiary.

Option 4 – Joint and Survivor Annuity

You may choose between:

a.	Life Only – We will make level payments only during the Annuitants’ lifetimes;** or

b.	Life and 10 Years Period Certain – We will make level payments for the longer of:

1.	The Annuitant’s lifetime and a joint Annuitant of Your selection; or

2.	10 years. In the event of the death of the person receiving payments prior to the end of the fixed period elected, payments will be continued to that person’s beneficiary.

**	Option 4(a) is not available for adjusted ages greater than 85.

Current Income Options

The amounts shown in the tables in Section 11 are the guaranteed amounts. Payments at the time of their commencement will not be less than those that would be provided by the application of the policy proceeds to purchase a single premium immediate annuity policy at purchase rates offered by the Company at the time to the same class of Annuitants.

C.	VARIABLE INCOME OPTIONS

Variable	Annuity Units

The policy proceeds You tell us to apply to a variable income option will be used to purchase variable annuity units in Your chosen Subaccounts. The dollar value of variable annuity units in Your chosen Subaccounts will increase or decrease reflecting the investment experience of Your chosen Subaccounts. The value of a variable annuity unit in a particular Subaccount on any Market Day is equal to “a” x “b” x “c”, where:

“a”	Is the variable annuity unit value for that Subaccount on the immediately preceding Market Day;

“b”	Is the net investment factor for that Subaccount for the Valuation Period; and

“c”	Is the Assumed Investment Return adjustment factor for the Valuation Period.

The net investment factor used to calculate the value of an accumulation unit in each Subaccount for the Valuation Period is determined by dividing “a” by “b” and subtracting “c” from the result, where:

“a”	Is the result of:

1.	The net asset value of a fund share held in that Subaccount determined as of the end of the current Valuation Period; plus

2.	The per share amount of any dividend or capital gain distributions made by the fund for shares held in that Subaccount if the ex-dividend date occurs during the Valuation Period; plus or minus

3.	A per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that Subaccount.

“b”	Is the net asset value of a fund share held in that Subaccount determined as of the end of the immediately preceding Valuation Period.

“c”

Is a factor representing the Mortality and Expense risk Fee and Administrative Charge after the Annuity Commencement Date. This factor is less than or equal to, on an annual basis, the percentage shown in Section 2—Policy Data, of the daily net asset value of a fund share held in that Subaccount.

Determination of the First Variable Payment

The amount of the first variable payment is determined by multiplying $1,000 of policy proceeds allocated to a variable income option by the amounts shown in Section 12 for the variable option You select. The tables are based on a 3% Effective Annual Assumed Investment Return and the “Annuity 2000” (male, female and unisex if required by law) mortality table projected for improvement using projection scale G. The rates were projected dynamically using an assumed Annuity Commencement Date of 2020. The “Annuity 2000” mortality rates are adjusted based on improvements in mortality to more appropriately reflect increased longevity.

ICC19 TPVA11IC-0819	Page 16

Option 2-V – Life Income

You may choose between:

a.	Life Only – Payments will be made during the lifetime of the Annuitant;* or

b.

Life and 10 Years Period Certain – Payments will be made for the longer of the Annuitant’s lifetime or ten years. In the event of the death of the person receiving payments prior to the end of the guarantee period for which the election was made, payments will be continued to that person’s beneficiary.

*	Option 2-V(a) is not available for adjusted age(s) greater than 85.

Option 4-V – Joint and Survivor Annuity

Life Only - Payments are made during the joint lifetime of the Annuitant and a joint Annuitant of Your selection. Payments will be made as long as either person is living. Option 4-V is not available for adjusted ages greater than 85.

Determination of Subsequent Variable Payments

The amount of each variable annuity payment after the first will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected Subaccounts. Each variable annuity payment after the first will be equal to the number of variable annuity units in the selected Subaccounts multiplied by the variable annuity unit value on the date the payment is made. The number of variable annuity units in each selected Subaccount is determined by dividing the first variable annuity payment allocated to the Subaccount by the variable annuity unit value of such Subaccount on the Annuity Commencement Date.

Once Variable Annuity Payments begin, we will not reduce the dollar amount of payments as a result of actual mortality experience or actual expenses that we incur. If You request, we will withhold amounts for state and federal income taxes on Your investment return, if applicable, per Your instructions.

The lowest annual rate of investment return that would have to be earned on the assets of the Separate Account so that the dollar amount of variable income payments will not decrease is 5.50%.

ICC19 TPVA11IC-0819	Page 17

APPENDIX

SECTION 11 - GUARANTEED FIXED INCOME OPTION TABLES

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the policy proceeds. Higher current amounts may be available at the time of settlement.

Option 1			Option 2(a)			Option 2(b)			Option 2(c)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain			Monthly Installment For Life Guaranteed Return of Policy Proceeds
		Age*	Male	Female	Unisex	Male	Female	Unisex	Male	Female	Unisex
		50	$2.22	$2.00	$2.07	$2.21	$2.00	$2.06	$1.85	$1.74	$1.78
		51	2.27	2.05	2.12	2.26	2.05	2.11	1.89	1.78	1.80
		52	2.33	2.10	2.17	2.32	2.10	2.17	1.91	1.80	1.84
		53	2.40	2.15	2.23	2.39	2.15	2.22	1.95	1.84	1.88
		54	2.46	2.21	2.29	2.45	2.21	2.28	1.99	1.88	1.91
		55	2.54	2.27	2.35	2.52	2.26	2.34	2.03	1.91	1.95
		56	2.61	2.33	2.42	2.59	2.33	2.41	2.07	1.95	1.99
		57	2.69	2.40	2.49	2.67	2.39	2.48	2.13	1.99	2.03
		58	2.77	2.47	2.56	2.75	2.46	2.55	2.17	2.03	2.07
10	8.44	59	2.86	2.54	2.64	2.83	2.53	2.62	2.21	2.07	2.13
11	7.68	60	2.95	2.62	2.72	2.92	2.61	2.70	2.26	2.13	2.17
12	7.05	61	3.05	2.70	2.81	3.02	2.69	2.79	2.32	2.17	2.21
13	6.51	62	3.16	2.79	2.90	3.11	2.77	2.88	2.38	2.22	2.26
14	6.06	63	3.27	2.88	3.00	3.22	2.86	2.97	2.44	2.28	2.33
15	5.66	64	3.39	2.98	3.10	3.33	2.95	3.07	2.49	2.34	2.39
16	5.31	65	3.51	3.09	3.21	3.45	3.05	3.17	2.55	2.39	2.43
17	5.01	66	3.65	3.20	3.33	3.57	3.16	3.28	2.61	2.44	2.49
18	4.73	67	3.79	3.32	3.46	3.70	3.27	3.40	2.69	2.50	2.55
19	4.49	68	3.95	3.44	3.59	3.83	3.39	3.53	2.75	2.57	2.64
20	4.27	69	4.11	3.58	3.74	3.97	3.52	3.66	2.82	2.64	2.69
		70	4.29	3.73	3.89	4.12	3.65	3.79	2.90	2.72	2.77
		71	4.47	3.89	4.06	4.27	3.80	3.94	3.00	2.79	2.84
		72	4.67	4.06	4.24	4.43	3.95	4.09	3.08	2.86	2.93
		73	4.88	4.24	4.43	4.59	4.11	4.25	3.15	2.94	3.02
		74	5.10	4.44	4.64	4.76	4.27	4.42	3.25	3.06	3.12
		75	5.34	4.65	4.86	4.94	4.45	4.60	3.35	3.13	3.20
		76	5.60	4.88	5.09	5.12	4.63	4.78	3.46	3.21	3.30
		77	5.88	5.13	5.35	5.31	4.82	4.97	3.60	3.35	3.41
		78	6.17	5.40	5.63	5.50	5.02	5.17	3.66	3.44	3.51
		79	6.49	5.69	5.92	5.69	5.22	5.37	3.81	3.53	3.62
		80	6.82	6.00	6.24	5.88	5.43	5.57	3.89	3.68	3.74
		81	7.19	6.34	6.59	6.08	5.65	5.78	4.06	3.81	3.87
		82	7.58	6.70	6.96	6.27	5.86	5.99	4.20	3.89	4.00
		83	7.99	7.10	7.36	6.46	6.08	6.20	4.34	4.09	4.16
		84	8.44	7.53	7.80	6.65	6.29	6.40	4.50	4.23	4.32
		85	8.92	7.99	8.27	6.83	6.49	6.60	4.70	4.40	4.49
		86				7.00	6.69	6.79	4.89	4.54	4.74
		87				7.17	6.88	6.97	5.11	4.71	4.84
		88				7.32	7.06	7.14	5.28	4.90	5.08
		89				7.47	7.23	7.31	5.53	5.19	5.27
		90				7.60	7.39	7.46	5.73	5.39	5.48
		91				7.73	7.53	7.59	5.88	5.63	5.79
		92				7.84	7.66	7.72	6.17	5.78	5.97
		93				7.95	7.79	7.84	6.44	6.02	6.17
		94				8.04	7.90	7.94	6.79	6.46	6.52
		95				8.12	8.00	8.04	7.13	6.73	6.83
		96				8.20	8.09	8.13	7.40	6.89	7.17
		97				8.26	8.17	8.20	7.91	7.53	7.66
		98				8.31	8.24	8.27	8.19	7.84	7.75
		99				8.35	8.30	8.32	8.82	8.18	8 .57

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC19 TTVA12IC-0819	Page 18(a)

APPENDIX (continued)

Option 4(a)

Monthly Installment For Joint and Survivor

Adjusted Age	Adjusted Age of Female Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
Male	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
						Male
Annuitant*	Male	Male	Male	Male	Male		Male
50	$1.45	$1.51	$1.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66	1.75	1.84	1.93	2.02	2.10
60	1.75	1.85	1.95	2.07	2.18	2.29	2.41
65	1.95	2.08	2.21	2.36	2.51	2.66	2.81
70	2.21	2.37	2.55	2.74	2.94	3.15	3.35
75	2.54	2.76	3.00	3.26	3.54	3.83	4.11
80	2.99	3.29	3.62	3.99	4.39	4.79	5.18
85	3.60	4.02	4.50	5.03	5.59	6.17	6.71
Monthly Installment For Unisex Joint and Survivor
Adjusted Age	Adjusted Age of Joint Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
First	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
						First
Annuitant*	First	First	First	First	First		First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.26	2.41	2.58	2.76	2.93	3.11	3.27
75	2.60	2.81	3.04	3.28	3.53	3.77	4.00
80	3.07	3.36	3.68	4.02	4.37	4.71	5.04
85	3.71	4.12	4.58	5.07	5.57	6.07	6.54

Option 4(b)

Monthly Installment For Joint and Survivor (Life with 10 year Certain)

Adjusted Age	Adjusted Age			Female Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
Male	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
						Male
Annuitant*	Male	Male	Male	Male	Male		Male
50	$1.45	$1.51	$1.58	$1.66	$1.73	$1.80	$1.87
55	1.58	1.66	1.75	1.84	1.93	2.02	2.10
60	1.75	1.85	1.95	2.07	2.18	2.29	2.41
65	1.95	2.08	2.21	2.36	2.51	2.66	2.80
70	2.21	2.37	2.55	2.74	2.94	3.14	3.34
75	2.54	2.76	3.00	3.25	3.53	3.80	4.07
80	2.98	3.27	3.60	3.95	4.32	4.68	5.02
85	3.58	3.97	4.41	4.88	5.34	5.76	6.11
Monthly Installment For Unisex Joint and Survivor (Life with 10 year Certain)
Adjusted Age	Adjusted Age			Joint Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
First	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
						First
Annuitant*	First	First	First	First	First		First
50	$1.47	$1.53	$1.60	$1.66	$1.72	$1.78	$1.84
55	1.61	1.68	1.76	1.84	1.92	2.00	2.06
60	1.78	1.87	1.97	2.07	2.17	2.27	2.36
65	1.99	2.11	2.24	2.37	2.50	2.62	2.74
70	2.25	2.41	2.58	2.75	2.93	3.10	3.26
75	2.60	2.81	3.04	3.27	3.52	3.75	3.96
80	3.06	3.35	3.66	3.98	4.31	4.62	4.90
85	3.68	4.06	4.48	4.91	5.33	5.70	6.00

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments and for gender combinations not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC19 TTVA12IC-0819	Page 18(b)

APPENDIX (continued)

SECTION 12 - VARIABLE INCOME OPTION TABLES

BASED ON ASSUMED INVESTMENT RETURN

The amounts shown in these tables are the initial payment amounts based on a 3.0% Assumed Investment Return for each $1,000 of the policy proceeds.

	Option 2-V(a)			Option 2-V(b)
	Monthly Life No	Installment For Period Certain		Monthly Life 10	Installment For Years Certain
Age*	Male	Female	Unisex	Male	Female	Unisex
50	$3.70	$3.47	$3.54	$3.68	$3.47	$3.53
51	3.76	3.52	3.59	3.74	3.51	3.58
52	3.82	3.57	3.65	3.80	3.56	3.63
53	3.88	3.62	3.70	3.86	3.61	3.69
54	3.95	3.68	3.76	3.92	3.66	3.74
55	4.02	3.73	3.82	3.99	3.72	3.80
56	4.09	3.80	3.89	4.06	3.78	3.87
57	4.17	3.86	3.96	4.13	3.84	3.93
58	4.25	3.93	4.03	4.21	3.91	4.00
59	4.34	4.00	4.11	4.30	3.98	4.08
60	4.44	4.08	4.19	4.38	4.05	4.15
61	4.54	4.16	4.28	4.48	4.13	4.24
62	4.65	4.25	4.37	4.57	4.21	4.32
63	4.76	4.34	4.47	4.68	4.30	4.42
64	4.89	4.44	4.58	4.79	4.39	4.51
65	5.02	4.55	4.69	4.90	4.49	4.62
66	5.16	4.66	4.81	5.02	4.60	4.73
67	5.31	4.78	4.94	5.15	4.71	4.84
68	5.47	4.91	5.08	5.28	4.83	4.97
69	5.64	5.05	5.23	5.42	4.95	5.10
70	5.82	5.21	5.39	5.56	5.09	5.23
71	6.01	5.37	5.56	5.71	5.23	5.38
72	6.22	5.55	5.75	5.86	5.37	5.53
73	6.44	5.74	5.95	6.02	5.53	5.68
74	6.67	5.94	6.16	6.19	5.70	5.85
75	6.92	6.17	6.39	6.36	5.87	6.02
76	7.18	6.40	6.64	6.53	6.05	6.20
77	7.47	6.66	6.90	6.71	6.23	6.38
78	7.77	6.94	7.19	6.89	6.42	6.57
79	8.10	7.24	7.49	7.07	6.62	6.76
80	8.45	7.56	7.83	7.25	6.82	6.96
81	8.82	7.92	8.19	7.44	7.02	7.15
82	9.23	8.30	8.57	7.62	7.23	7.35
83	9.66	8.71	8.99	7.79	7.43	7.54
84	10.12	9.16	9.44	7.96	7.63	7.73
85	10.61	9.64	9.93	8.13	7.82	7.92
86				8.29	8.00	8.09
87				8.44	8.18	8.26
88				8.58	8.34	8.42
89				8.71	8.50	8.57
90				8.84	8.64	8.70
91				8.95	8.77	8.83
92				9.06	8.89	8.95
93				9.15	9.01	9.06
94				9.24	9.11	9.15
95				9.32	9.20	9.24
96				9.39	9.29	9.32
97				9.45	9.36	9.39
98				9.49	9.43	9.45
99				9.53	9.48	9.50

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC19 TTVA12IC-0819	Page 18(c)

APPENDIX (continued)

Option 4-V

Monthly Installment For Joint and Survivor

Adjusted Age	Adjusted Age of Female Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
Male	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
Annuitant*	Male	Male	Male	Male	Male	Male	Male
50	$2.96	$3.01	$3.06	$3.12	$3.18	$3.24	$3.31
55	3.07	3.14	3.21	3.28	3.36	3.44	3.52
60	3.21	3.30	3.39	3.49	3.59	3.70	3.81
65	3.40	3.51	3.64	3.77	3.91	4.05	4.20
70	3.64	3.79	3.96	4.14	4.34	4.54	4.74
75	3.97	4.17	4.41	4.66	4.93	5.22	5.50
80	4.41	4.70	5.03	5.39	5.79	6.19	6.60
85	5.03	5.45	5.92	6.45	7.02	7.59	8.15
Monthly Installment For Unisex Joint and Survivor
Adjusted Age	Adjusted Age of Joint Annuitant*
of	15 Years	12 Years	9 Years	6 Years	3 Years		3 Years
First	Less Than	Less Than	Less Than	Less Than	Less Than	Same As	More Than
Annuitant*	First	First	First	First	First	First	First
50	$2.97	$3.02	$3.07	$3.12	$3.18	$3.23	$3.28
55	3.09	3.15	3.22	3.29	3.35	3.42	3.48
60	3.24	3.32	3.41	3.49	3.58	3.67	3.76
65	3.43	3.54	3.65	3.77	3.89	4.02	4.13
70	3.68	3.83	3.98	4.15	4.32	4.49	4.65
75	4.02	4.22	4.44	4.67	4.92	5.16	5.39
80	4.49	4.77	5.08	5.42	5.76	6.11	6.45
85	5.14	5.54	6.00	6.48	6.99	7.50	7.97

*Adjusted Age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments and for gender combinations not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on Adjusted Age as described in Section 10).

ICC19 TTVA12IC-0819	Page 18(d)

Transamerica Life Insurance Company

ICC19 TPVA11IC-0819	Page 19